Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-253421

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated June 30, 2022.

GS Finance Corp.

$

Market Linked Securities — Autocallable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones Industrial Average® due July 29, 2026

guaranteed by

The Goldman Sachs Group, Inc.

The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The securities do not provide for fixed coupons or repay a fixed amount of principal at maturity. Whether the securities pay a contingent coupon, whether the securities are automatically called prior to maturity and, if they are not automatically called, the amount that you will be paid on your securities at maturity is based on the performances of the S&P 500® Index, the Russell 2000® Index and the Dow Jones Industrial Average®, as described below.

•

Contingent Coupon. If on any observation date the closing level of each underlier is greater than or equal to 75% of its initial underlier level (set on the pricing date, expected to be July 29, 2022), you will receive on the applicable coupon payment date a contingent coupon for each $1,000 face amount of your securities equal to at least $26.25 (at least 2.625% quarterly, or the potential for up to at least 10.50% per annum) (set on the pricing date). If the closing level of any of the underliers on any observation date is less than 75% of its initial underlier level, you will not receive a contingent coupon on the applicable coupon payment date. Observation dates are expected to be the 24th day of each January, April, July and October, commencing in October 2022 and ending in July 2026. Coupon payment dates are expected to be the third business day after the relevant observation date.

•

Automatic Call Feature. The securities will mature on the stated maturity date (expected to be July 29, 2026), unless automatically called on any observation date commencing in January 2023 to and including April 2026. Your securities will be automatically called if the closing level of each underlier on any such observation date is greater than or equal to its initial underlier level. If your securities are automatically called, you will receive a payment on the next coupon payment date equal to the face amount of your securities plus a contingent coupon (as described above).

•

Potential Loss of Principal. The amount that you will be paid on your securities at maturity, if they have not been automatically called, in addition to the final contingent coupon, if any, is based on the performance of the underlier with the lowest underlier return. The underlier return for each underlier is the percentage increase or decrease in the closing level of such underlier on the determination date (the final observation date, expected to be July 24, 2026) from its initial underlier level.

At maturity, for each $1,000 face amount of your securities you will receive an amount in cash equal to:

•

if the underlier return of each underlier is greater than or equal to -25% (the final underlier level of each underlier is greater than or equal to 75% of its initial underlier level), $1,000 plus a contingent coupon calculated as described above; or

•

if the underlier return of any underlier is less than -25% (the final underlier level of any underlier is less than 75% of its initial underlier level), the sum of (i) $1,000 plus (ii) the product of (a) the lowest performing underlier return times (b) $1,000. You will receive less than 75% of the face amount of your securities and no contingent coupon.

If the securities are not automatically called prior to maturity and the underlier return of any underlier is less than -25%, you will have full downside exposure to the decrease in the level of the lowest performing underlier from its initial underlier level, and you will lose more than 25%, and possibly all, of the face amount of your securities.

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page S-19.

The information in this prospectus supplement supersedes any conflicting information in the documents listed below under “About Your Prospectus”. In addition, some of the terms or features described in the listed documents may not apply to your securities.

The estimated value of your securities at the time the terms of your securities are set on the pricing date is expected to be between $900 and $930 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC (“GS&Co.”) would initially buy or sell your securities, if it makes a market in the securities, see the following page.

Issue date:	expected to be August 3, 2022	Original issue price:	100% of the face amount
Underwriting discount:	up to 2.50% of the face amount[1,2]	Net proceeds to the issuer:	97.50% of the face amount[1]

1 See “Supplemental Plan of Distribution” on page S-19.

2 In addition to the 2.50%, GS&Co. may pay to selected securities dealers a fee of up to 0.10% of the face amount in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC	Wells Fargo Securities

Prospectus Supplement No.      dated         , 2022.

GS Finance Corp. may use this prospectus in the initial sale of the securities. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a security after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Wells Fargo Advisors (“WFA”) is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

Estimated Value of Your Securities

The estimated value of your securities at the time the terms of your securities are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be between $900 and $930 per $1,000 face amount, which is less than the original issue price. The value of your securities at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell securities (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your securities at the time of pricing, plus an additional amount (initially equal to $     per $1,000 face amount).

Prior to        , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your securities (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through         ). On and after        , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market) will equal approximately the then-current estimated value of your securities determined by reference to such pricing models.

About Your Prospectus

The securities are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this prospectus supplement and the accompanying documents listed below. This prospectus supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your securities and therefore should be read in conjunction with such documents:

●Market linked securities — Auto-Callable with Contingent Coupon and Contingent Downside Linked to the Lowest Performing Underlying product summary supplement dated November 29, 2021 (the “product summary supplement”)

●Underlier supplement no. 27 dated April 26, 2022

●Prospectus supplement dated March 22, 2021

●Prospectus dated March 22, 2021

The information in this prospectus supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your securities.

We refer to the securities we are offering by this prospectus supplement as the “offered securities” or the “securities”. Each of the offered securities has the terms described below. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Additionally, please note that, for purposes of this prospectus supplement, references in the underlier supplement no. 27 to “trade date” shall be deemed to refer to “pricing date”.

Please note that, for purposes of this prospectus supplement, references in the accompanying product summary supplement to “Market Linked Securities”, “market measure”, “starting level”, “ending level”, “payment at maturity”, “call date” and “original offering price” shall be deemed to refer to “securities”, “underlier”, “initial underlier level”, “final underlier level”, “cash settlement amount”, “call observation date” and “original issue price”, respectively.

The securities will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement. The securities will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021.

TERMS AND CONDITIONS

CUSIP / ISIN: 40057MJP5 / US40057MJP59

Company (Issuer): GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

Underliers (each individually, an underlier): the S&P 500® Index (current Bloomberg symbol: “SPX Index”), or any successor underlier, the Russell 2000® Index (current Bloomberg symbol: “RTY Index”), or any successor underlier, and the Dow Jones Industrial Average® (current Bloomberg symbol: “INDU Index”), or any successor underlier, as each may be modified, replaced or adjusted from time to time as provided herein

Face amount: $             in the aggregate on the issue date

Authorized denominations: $1,000 or any integral multiple of $1,000 in excess thereof

Principal amount: Subject to redemption by the company as provided under “— Company’s redemption right (automatic call feature)” below, on the stated maturity date, in addition to the final contingent coupon, if any, the company will pay, for each $1,000 of the outstanding face amount, an amount, if any, in cash equal to the cash settlement amount.

Contingent coupon (set on the pricing date): subject to the company’s redemption right, on each coupon payment date, for each $1,000 of the outstanding face amount, the company will pay an amount in cash equal to:

●

if the closing level of each underlier on the related coupon observation date is greater than or equal to its coupon threshold level, at least $26.25 (at least 2.625% quarterly, or the potential for up to at least 10.50% per annum); or

●	if the closing level of any underlier on the related coupon observation date is less than its coupon threshold level, $0

The coupon paid (if any) on any coupon payment date will be paid to the person in whose name this security is registered as of the close of business on the regular record date for such coupon payment date. If the contingent coupon is due at maturity but on a day that is not a coupon payment date, the contingent coupon will be paid to the person entitled to receive the principal of this security.

Company’s redemption right (automatic call feature): if a redemption event occurs, then the outstanding face amount will be automatically redeemed in whole and the company will pay, in addition to the contingent coupon then due, an amount in cash on the following call payment date, for each $1,000 of the outstanding face amount, equal to $1,000.

Redemption event: a redemption event will occur if, as measured on any call observation date, the closing level of each underlier is greater than or equal to its initial underlier level

Cash settlement amount:

●	if the final underlier level of each underlier is greater than or equal to its downside threshold level, $1,000; or
●	if the final underlier level of any underlier is less than its downside threshold level, the sum of (i) $1,000 plus (ii) the product of (a) the lowest performing underlier return times (b) $1,000

Initial underlier level (set on the pricing date): with respect to an underlier, the closing level of such underlier on the pricing date

Final underlier level: with respect to an underlier, the closing level of such underlier on the determination date, subject to adjustment as provided in “— Consequences of a market disruption event or non-trading day” and “— Discontinuance or modification of an underlier” below

Underlier return: with respect to an underlier, the quotient of (i) its final underlier level minus its initial underlier level divided by (ii) its initial underlier level, expressed as a percentage

Lowest performing underlier return: the underlier return of the lowest performing underlier

Lowest performing underlier: the underlier with the lowest underlier return

Downside threshold level: for each underlier, 75% of its initial underlier level

Coupon threshold level: for each underlier, 75% of its initial underlier level

Pricing date: expected to be July 29, 2022

Issue date (set on the pricing date): expected to be August 3, 2022

Determination date (set on the pricing date): the last coupon observation date, expected to be July 24, 2026, subject to adjustment as described under “— Coupon observation dates” below.

Stated maturity date (set on the pricing date): expected to be July 29, 2026, unless that day is not a business day, in which case the stated maturity date will be postponed to the next following business day. The stated maturity date will also be postponed if the determination date is postponed as described under “— Determination date” above. In such a case, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Call observation dates (set on the pricing date): expected to be each coupon observation date commencing in January 2023 and ending in April 2026, subject to adjustment as described under “— Coupon observation dates” below

Call payment dates: expected to be the third business day after each call observation date, subject to adjustment as provided under “— Call observation dates” above

Coupon observation dates (set on the pricing date): expected to be the 24th day of each January, April, July and October, commencing in October 2022 and ending in July 2026, unless the calculation agent determines that, with respect to any underlier, a market disruption event occurs or is continuing on that day or that day is not otherwise a trading day.

In the event an originally scheduled coupon observation date is a non-trading day with respect to any underlier, the coupon observation date will be the first day thereafter that is a trading day for all underliers (the “first qualified trading day”) provided that no market disruption event occurs or is continuing with respect to an underlier on that day. If a market disruption event with respect to an underlier occurs or is continuing on the originally scheduled coupon observation date or the first qualified trading day, the coupon observation date will be the first following trading day on which the calculation agent determines that each underlier has had at least one trading day (from and including the originally scheduled coupon observation date or the first qualified trading day, as applicable) on which no market disruption event has occurred or is continuing and the closing level of each underlier for that coupon observation date will be determined on or prior to the postponed coupon observation date as set forth under “— Consequences of a market disruption event or a non-trading day” below. (In such case, the coupon observation date may differ from the date on which the level of an underlier is determined for the purpose of the calculations to be performed on the coupon observation date.) In no event, however, will the coupon observation date be postponed by more than eight trading days for all underliers (based on the originally scheduled coupon observation date) either due to the occurrence of serial non-trading days or due to the occurrence of one or more market disruption events. On such last possible coupon observation date, if a market disruption event occurs or is continuing with respect to an underlier that has not yet had such a trading day on which no market disruption event has occurred or is continuing or if such last possible day is not a trading day with respect to such underlier, that day will nevertheless be the coupon observation date and, in the case of the last coupon observation date, the determination date.

Coupon payment dates (set on the pricing date): expected to be the third business day after each coupon observation date (except that the final coupon payment date will be the stated maturity date), subject to adjustment as described under “— Coupon observation dates” above

Closing level: on any trading day, (i) with respect to the S&P 500® Index or the Dow Jones Industrial Average®, the official closing level of such underlier or any successor underlier published by the underlier sponsor on such trading day for such underlier and (ii) with respect to the Russell 2000® Index, the closing level of such underlier or any successor underlier reported by Bloomberg Financial Services, or any successor reporting service the company may select, on such trading day for that underlier (as of the pricing date, whereas the underlier sponsor publishes the official closing level of the Russell 2000® Index to six decimal places, Bloomberg Financial Services reports the closing level to fewer decimal places)

Trading day: with respect to an underlier, a day, as determined by the calculation agent, on which (i) the relevant stock exchanges with respect to each underlier stock included in such underlier are scheduled to be open for trading for their respective regular trading sessions and (ii) each related futures or options exchange with respect to such underlier is scheduled to be open for trading for its regular trading session

Relevant stock exchange: with respect to an underlier stock, the primary exchange or quotation system on which such security is traded, as determined by the calculation agent

Related futures or options exchange: with respect to an underlier, an exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to such underlier

Successor underlier: with respect to an underlier, any substitute underlier approved by the calculation agent as a successor underlier as provided under “— Discontinuance or modification of an underlier” below

Underlier sponsor: with respect to an underlier, at any time, the person or entity, including any successor sponsor, that determines and publishes such underlier as then in effect. The securities are not sponsored, endorsed, sold or promoted by any underlier sponsor or any affiliate thereof and no underlier sponsor or affiliate thereof makes any representation regarding the advisability of investing in the securities.

Underlier stocks: with respect to an underlier, at any time, the stocks that comprise such underlier as then in effect, after giving effect to any additions, deletions or substitutions

Market disruption event: With respect to any given trading day, a market disruption event with respect to an underlier means any of the following events as determined by the calculation agent in its sole discretion:

(A)

the occurrence or existence of a material suspension of or limitation imposed on trading by the relevant stock exchanges or otherwise relating to underlier stocks which then comprise 20% or more of the level of such underlier at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by those relevant stock exchanges or otherwise.

(B)

the occurrence or existence of a material suspension of or limitation imposed on trading by any related futures or options exchange or otherwise in futures or options contracts relating to such underlier on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the related futures or options exchange or otherwise.

(C)

the occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, underlier stocks that then comprise 20% or more of the level of such underlier on their relevant stock exchanges at any time during the one-hour period that ends at the close of trading on that day.

(D)

the occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to such underlier on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day.

(E)

the closure of the relevant stock exchanges on which the underlier stocks that then comprise 20% or more of the level of such underlier are traded or any related futures or options exchange prior to its scheduled closing time unless the earlier closing time is announced by the relevant stock exchange or related futures or options exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such relevant stock exchange or related  futures or options exchange, as applicable, and (2) the submission deadline for orders to be entered into the relevant stock exchange or related futures or options exchange, as applicable, system for execution at such actual closing time on that day.

(F)

the relevant stock exchange for any underlier stock included in such underlier or any related futures or options exchange with respect to such underlier fails to open for trading during its regular trading session.

However, none of the above will constitute a market disruption event unless the calculation agent determines in good faith and in its sole discretion that such event could materially interfere with the ability of the company or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to this security.

For purposes of determining whether a market disruption event has occurred with respect to an underlier:

(1)

the relevant percentage contribution of an underlier stock included in such underlier to the level of such underlier will be based on a comparison of (x) the portion of the level of such underlier attributable to that underlier stock to (y) the overall level of such underlier, in each case immediately before the occurrence of the market disruption event;

(2)

the “close of trading” on any trading day for such underlier means the scheduled closing time of the relevant stock exchanges with respect to the underlier stocks included in such underlier on such trading day; provided that, if the actual closing time of the regular trading session of any such relevant stock exchange is earlier than its scheduled closing time on such trading day, then (x) for purposes of clauses (A) and (C) of the definition of “market disruption event” above, with respect to any underlier stock included in such underlier for which such relevant stock exchange is its relevant stock exchange, the “close of trading” means such actual closing time and (y) for purposes of clauses (B) and (D) of the definition of “market disruption event” above, with respect to any futures or options contract relating to such underlier, the “close of trading” means the latest actual closing time of the regular trading session of any of the relevant stock exchanges, but in no event later than the scheduled closing time of the relevant stock exchanges; and

(3)

the “scheduled closing time” of any relevant stock exchange or related futures or options exchange on any trading day for such underlier means the scheduled weekday closing time of such relevant stock exchange or related futures or options exchange on such trading day, without regard to after hours or any other trading outside the regular trading session hours.

A market disruption event with respect to one underlier will not, by itself, constitute a market disruption event for any remaining unaffected underlier.

Consequences of a market disruption event or a non-trading day: With respect to any underlier, if a market disruption event occurs or is continuing on a day that would otherwise be a coupon observation date (including the determination date in the case of the last coupon observation date), or such day is not a trading day, then such coupon observation date will be postponed as described under “—Coupon observation dates” above.

If any coupon observation date (including the determination date in the case of the last coupon observation date) is postponed due to a market disruption event with respect to any underlier, the closing level of each underlier with respect to such coupon observation date will be calculated based on (i) for any underlier that is not affected by a market disruption event on the applicable originally scheduled coupon observation date or the first qualified trading day thereafter (if applicable), the closing level of such underlier on that date, (ii) for any underlier that is affected by a market disruption event on the applicable originally scheduled coupon observation date or the first qualified trading day thereafter (if applicable), the closing level of such underlier on the first following trading day on which no market disruption event exists for such underlier or (iii) for any underlier as to which a market disruption event continues through the last possible postponed coupon observation date, the calculation agent’s determination (as described in the immediately following paragraph) of the closing level of the underlier on such last possible postponed coupon observation date. As a result, the closing level of the underliers could be determined on different calendar dates.

If any coupon observation date (including the determination date in the case of the last coupon observation date) is postponed to the last possible date due to the occurrence of serial non-trading days or market disruption events, the calculation agent will determine the closing level of each underlier in the case of serial non-trading days or any underlier as to which a market disruption event continues through the last possible postponed coupon observation date, in each case, in accordance with the formula for and method of calculating the closing level of such underlier last in effect prior to commencement of the serial non-trading days or market disruption event, as applicable, using the closing price on such date of each underlier stock included in such underlier (or, if a market disruption event has occurred with respect to an underlier stock in such underlier, its good faith estimate of the value of such underlier stock at the scheduled closing time of the relevant stock exchange for such underlier stock or, if earlier, the actual closing time of the regular trading session of such relevant stock exchange. As used herein, “closing price” means, with respect to any underlier stock included in such underlier on any date, the relevant stock exchange traded or quoted price of such underlier stock as of the scheduled closing time of the relevant stock exchange for such underlier stock or, if earlier, the actual closing time of the regular trading session of such relevant stock exchange. For the avoidance of doubt, once the closing level of an underlier is determined for a coupon observation date (or the determination date in the case of the last coupon observation date), the occurrence of a later market disruption event or non-trading day will not alter such calculation.

Discontinuance or modification of an underlier: If an underlier sponsor discontinues publication of an underlier and such underlier sponsor or anyone else publishes a substitute underlier that the calculation agent determines is comparable to such underlier and approves as a successor underlier, or if the calculation agent designates a substitute underlier, then the calculation agent will determine the contingent coupon payable, if any, on the relevant coupon payment date, the amount payable on the call payment date or the amount in cash on the stated maturity date, as applicable, by reference to such successor underlier.

If the calculation agent determines on a coupon observation date or the determination date, as applicable, that the publication of an underlier is discontinued and there is no successor underlier, the calculation agent will calculate a substitute closing level for such underlier in accordance with the formula for and method of calculating the underlier last in effect prior to the discontinuance, but using only those securities that comprised the underlier immediately prior to that discontinuance.

If on a coupon observation date or the determination date, an underlier sponsor fails to calculate and announce the level of an underlier, the calculation agent will calculate a substitute closing level of such underlier in accordance with the formula for and method of calculating such underlier last in effect prior to the failure, but using only those securities that comprised such underlier immediately prior to that failure; provided that, if a market disruption event occurs or is continuing on such day, then the provisions set forth above under “— Market disruption event” shall apply in lieu of the foregoing.

If at any time an underlier sponsor makes a material change in the formula for or the method of calculating an underlier, or in any other way materially modifies such underlier (other than a modification prescribed in that formula or method to maintain such underlier in the event of changes in underlier stock and capitalization and other routine events), in either case, such that the underlier does not, in the opinion of the calculation agent, fairly represent the value of such underlier had such changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, on each date that the closing level of such underlier is to be calculated, make such adjustments in such underlier or the method of its calculation as, in the good faith judgment of the calculation agent, are appropriate to ensure that the closing level of the underlier used to determine the contingent coupon payment on the coupon payment date or the payment at stated maturity on the stated maturity date is equitable.

In addition, if the method of calculating an underlier is modified so that the level of such underlier is a fraction or a multiple of what it would have been if it had not been modified (e.g., due to a split or reverse split in the underlier), and such modification does not constitute a material change or a material modification that triggers the calculation agent action described in the immediately preceding paragraph, then, from and after that time, the calculation agent will, at the close of business in New York, New York, on each date that the closing level of such underlier is to be calculated, make adjustments to the underlier as, in the good faith judgment of the calculation agent, are necessary to arrive at a level of the underlier as if such modification had not been made.

All determinations and adjustments to be made by the calculation agent may be made by the calculation agent with respect to an underlier in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Regular record dates: the scheduled business day immediately preceding the day on which payment is to be made (as such payment date may be adjusted)

Business day: each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

Calculation agent: Goldman Sachs & Co. LLC (“GS&Co.”)

Default amount: If an event of default occurs and the maturity of this security is accelerated, the company will pay the default amount in respect of the principal of this security at the maturity, instead of the amount payable on the stated maturity date as described earlier. The default amount for this security on any day (except as provided in the last sentence under “Default quotation period” below) will be an amount, in U.S. dollars, for the face amount of this security, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of the company’s payment and other obligations with respect to this security as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to this security. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus
•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of this security in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for this security, which is described below, the holder of this security and/or the company may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default quotation period: The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or
•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of this security.

Qualified financial institutions: For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

•	A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Tax characterization: The holder, on behalf of itself and any other person having a beneficial interest in this security, hereby agrees with the company (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to characterize this security for all U.S. federal income tax purposes as an income-bearing pre-paid derivative contract in respect of the underliers.

Overdue principal rate and overdue coupon rate: the effective Federal Funds rate

Defeasance: not applicable

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of your securities is accelerated, the company will pay the default amount in respect of the principal of your securities at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “Terms and Conditions” above.

For the purpose of determining whether the holders of our Series F medium-term notes, which include your securities, are entitled to take any action under the indenture, we will treat the outstanding face amount of your securities as the outstanding principal amount of that security. Although the terms of the offered securities differ from those of the other Series F medium-term notes, holders of specified percentages in principal amount of all Series F medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series F medium-term notes, including your securities, except with respect to certain Series F medium-term notes if the terms of such securities specify that the holders of specified percentages in principal amount of all of such securities must also consent to such action. This action may involve changing some of the terms that apply to the Series F medium-term notes or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the securities that only affect certain debt securities may be made with the approval of holders of a majority in principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification of the Debt Indentures and Waiver of Covenants”.

DETERMINING PAYMENT ON A COUPON PAYMENT DATE

If the securities have not been previously automatically called, on each coupon payment date, you will either receive a contingent coupon payment or you will not receive a contingent coupon payment, depending on the closing level of each underlier on the related coupon observation date, as follows:

DETERMINING PAYMENT AT MATURITY

On the stated maturity date, if the securities have not been automatically called prior to the stated maturity date, you will receive (in addition to the final contingent coupon payment, if any) a cash payment per security (the cash settlement amount) calculated as follows:

HYPOTHETICAL EXAMPLES

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate (i) the impact that various hypothetical closing levels of the underliers on a coupon observation date could have on the contingent coupon payable, if any, on the related coupon payment date and (ii) the impact that various hypothetical closing levels of the lowest performing underlier on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of underlier levels that are entirely hypothetical; no one can predict what the closing level of any underlier will be on any day throughout the life of your securities, what the closing level of any underlier will be on any coupon observation date or call observation date, as the case may be, and what the final underlier level of the lowest performing underlier will be on the determination date. The underliers have been highly volatile in the past — meaning that the underlier levels have changed substantially in relatively short periods — and their performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered securities assuming that they are purchased on the issue date at the face amount and held to a call payment date or the stated maturity date, as the case may be. If you sell your securities in a secondary market prior to a call payment date or the stated maturity date, as the case may be, your return will depend upon the market value of your securities at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the underliers, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your securities at the time the terms of your securities are set on the pricing date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your securities. For more information on the estimated value of your securities, see “Additional Risk Factors Specific to Your Securities — The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities” on page S-19 of this prospectus supplement. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Contingent coupon	$26.25 (2.625% quarterly, or the potential for up to 10.50% per annum)
Coupon threshold level	with respect to each underlier, 75% of its initial underlier level
Downside threshold level	with respect to each underlier, 75% of its initial underlier level

The securities are not automatically called, unless otherwise indicated below

Neither a market disruption event nor a non-trading day occurs on any originally scheduled coupon observation date or call observation date or the originally scheduled determination date

No change in or affecting any of the underlier stocks or the method by which the applicable underlier sponsor calculates any underlier
Securities purchased on the issue date at the face amount and held to a call payment date or the stated maturity date

Moreover, we have not yet set the initial underlier levels that will serve as the baseline for determining the contingent coupon payable on each coupon payment date, if any, if the securities will be automatically called, the underlier returns and the amount that we will pay on your securities, if any, on the call payment date or at maturity. We will not do so until the pricing date. As a result, the actual initial underlier levels may differ substantially from the underlier levels prior to the pricing date. They may also differ substantially from the underlier levels at the time you purchase your securities.

For these reasons, the actual performance of the underliers over the life of your securities, the actual underlier levels on any call observation date or coupon observation date, as well as the contingent coupon payable, if any, on each coupon payment date may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this prospectus supplement. For information about the underlier levels during recent periods, see “The Underliers — Historical Closing Levels of the Underliers” below. Before investing in the securities, you should consult publicly available information to determine the underlier levels between the date of this prospectus supplement and the date of your purchase of the securities.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your securities, tax liabilities could affect the after-tax rate of return on your securities to a comparatively greater extent than the after-tax return on the underlier stocks.

Hypothetical Contingent Coupon Payments

The examples below show hypothetical performances of each underlier as well as the hypothetical contingent coupons, if any, that we would pay on each coupon payment date with respect to each $1,000 face amount of the securities if the hypothetical closing level of each underlier on the applicable coupon observation date was the percentage of its initial underlier level shown.

Scenario 1

Hypothetical Coupon Observation Date	Hypothetical Closing Level of the S&P 500® Index (as Percentage of Initial Underlier Level)	Hypothetical Closing Level of the Russell 2000® Index (as Percentage of Initial Underlier Level)	Hypothetical Closing Level of the Dow Jones Industrial Average® (as Percentage of Initial Underlier Level)	Hypothetical Contingent Coupon
First	90%	55%	120%	$0
Second	75%	60%	90%	$0
Third	80%	120%	85%	$26.25
Fourth	90%	75%	50%	$0
Fifth	85%	45%	75%	$0
Sixth	55%	75%	80%	$0
Seventh	85%	80%	60%	$0
Eighth	80%	65%	75%	$0
Ninth	60%	90%	80%	$0
Tenth	95%	55%	75%	$0
Eleventh	90%	75%	50%	$0
Twelfth-Sixteenth	85%	60%	90%	$0
			Total Hypothetical Coupons	$26.25

In Scenario 1, the hypothetical closing level of each underlier increases and decreases by varying amounts on each hypothetical coupon observation date. Because the hypothetical closing level of each underlier on the third hypothetical coupon observation date is greater than or equal to its coupon threshold level, the total of the hypothetical contingent coupons in Scenario 1 is $26.25. Because the hypothetical closing level of at least one underlier on all other hypothetical coupon observation dates is less than its coupon threshold level, no further contingent coupons will be paid, including at maturity.

Scenario 2

Hypothetical Coupon Observation Date	Hypothetical Closing Level of the S&P 500® Index (as Percentage of Initial Underlier Level)	Hypothetical Closing Level of the Russell 2000® Index (as Percentage of Initial Underlier Level)	Hypothetical Closing Level of the Dow Jones Industrial Average® (as Percentage of Initial Underlier Level)	Hypothetical Contingent Coupon
First	110%	30%	70%	$0
Second	80%	120%	60%	$0
Third	70%	25%	75%	$0
Fourth	85%	45%	75%	$0
Fifth	55%	75%	80%	$0
Sixth	85%	80%	60%	$0
Seventh	80%	65%	75%	$0
Eighth	60%	90%	80%	$0
Ninth	95%	55%	75%	$0
Tenth	90%	75%	50%	$0
Eleventh	85%	60%	90%	$0
Twelfth-Sixteenth	60%	80%	85%	$0
			Total Hypothetical Coupons	$0

In Scenario 2, the hypothetical closing level of each underlier increases and decreases by varying amounts on each hypothetical coupon observation date. Because in each case the hypothetical closing level of at least one underlier on the related coupon observation date is less than its coupon threshold level, you will not receive a contingent coupon payment on the applicable hypothetical coupon payment date. Since the hypothetical closing level of at least one underlier on every hypothetical coupon observation date is less than its coupon threshold level, the overall return you earn on your securities will be less than zero. This is the case even though, on some of the coupon observation dates, the closing levels of the other underliers are above their respective coupon threshold levels. Therefore, the total of the hypothetical coupons in Scenario 2 is $0.

Scenario 3

Hypothetical Coupon Observation Date	Hypothetical Closing Level of the S&P 500® Index (as Percentage of Initial Underlier Level)	Hypothetical Closing Level of the Russell 2000® Index (as Percentage of Initial Underlier Level)	Hypothetical Closing Level of the Dow Jones Industrial Average® (as Percentage of Initial Underlier Level)	Hypothetical Contingent Coupon
First	60%	55%	40%	$0
Second	110%	120%	125%	$26.25
			Total Hypothetical Coupons	$26.25

In Scenario 3, the hypothetical closing level of each underlier is less than its coupon threshold level on the first hypothetical coupon observation date, but increases to a level that is greater than its initial underlier level on the second hypothetical coupon observation date. Because the hypothetical closing level of each underlier is greater than or equal to its initial underlier level on the second hypothetical coupon observation date (which is also the first hypothetical call observation date), your securities will be automatically called. Therefore, on the corresponding hypothetical call payment date, in addition to the hypothetical contingent coupon of $26.25, you will receive an amount in cash equal to $1,000 for each $1,000 face amount of your securities.

Hypothetical Payment at Maturity

If the securities are not automatically called on any call observation date (i.e., on each call observation date the closing level of any underlier is less than its initial underlier level), the cash settlement amount we would deliver for each $1,000 face amount of your securities on the stated maturity date will depend on the performance of the lowest performing underlier on the determination date, as shown in the table below. The table below assumes that the securities have not been automatically called on a call observation date, does not include the final contingent coupon, if any, and reflects hypothetical cash settlement amounts that you could receive on the stated maturity date. If the final underlier level of the lowest performing underlier (as a percentage of the initial underlier level) is less than its coupon threshold level, you will not be paid a final coupon at maturity.

The levels in the left column of the table below represent hypothetical final underlier levels of the lowest performing underlier and are expressed as percentages of the initial underlier level of the lowest performing underlier. The amounts in the middle and right columns represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level of the lowest performing underlier, and are expressed as percentages of the face amount of a security (rounded to the nearest one-thousandth of a percent) and in U.S. dollars (rounded to the nearest one-hundredth), respectively. Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered securities on the stated maturity date would equal 100.000% of the face amount of a security, based on the corresponding hypothetical final underlier level of the lowest performing underlier and the assumptions noted above.

The Securities Have Not Been Automatically Called

Hypothetical Final Underlier Level of the Lowest Performing Underlier (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)	Hypothetical Cash Settlement Amount ($)
200.000%	100.000%*	$1,000.00*
175.000%	100.000%*	$1,000.00*
150.000%	100.000%*	$1,000.00*
125.000%	100.000%*	$1,000.00*
100.000%	100.000%*	$1,000.00*
99.999%	100.000%*	$1,000.00*
85.000%	100.000%*	$1,000.00*
75.000%	100.000%*	$1,000.00*
74.999%	74.999%	$749.99
50.000%	50.000%	$500.00
40.000%	40.000%	$400.00
25.000%	25.000%	$250.00
0.000%	0.000%	$0.00

*Does not include the final contingent coupon

If, for example, the securities have not been automatically called on a call observation date and the final underlier level of the lowest performing underlier were determined to be 25.000% of its initial underlier level, the cash settlement amount that we would deliver on your securities at maturity would be 25.000% of the face amount of your securities (or $250.00), as shown in the table above. As a result, if you purchased your securities on the issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment (or $750.00). If the final underlier level of the lowest performing underlier were determined to be 0.000% of its initial underlier level, you would lose your entire investment in the securities (or $1,000.00). In addition, if the final underlier level of the lowest performing underlier were determined to be 200.000% of its initial underlier level, the cash settlement amount that we would deliver on your securities at maturity would be limited to 100.000% of each $1,000 face amount of your securities (or $1,000.00), as shown in the table above. As a result, if you held your securities to the stated maturity date, you would not benefit from any increase in the final underlier level of the lowest performing underlier over the initial underlier level.

The following chart shows a graphical illustration of the hypothetical cash settlement amounts (excluding the final contingent coupon payment, if any) that we would pay on your securities on the stated maturity date, if the final underlier level of the lowest performing underlier were any of the hypothetical levels shown on the horizontal axis and assuming the securities have not been automatically called prior to the stated maturity date. The hypothetical cash settlement amounts in the chart are expressed as percentages of the face amount of your securities and the hypothetical final underlier levels of the lowest performing underlier are expressed as percentages of its initial underlier level. The chart shows that any hypothetical final underlier level of the lowest performing underlier of less than 75.000% (the section left of the 75.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your securities (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the securities.

Note Performance
Underlier Performance
Hypothetical Cash Settlement Amount as % of Face Amount
Hypothetical Final Underlier Level as % of Initial Underlier Level
0
25
50
75
100
125
150
175
200
100%
75%

Set forth below are three examples of cash settlement amount calculations based on the specified initial underlier levels and final underlier levels and the assumptions noted above. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Example 1. The final underlier level of each underlier is greater than its initial underlier level, the cash settlement amount is equal to the face amount of your securities at maturity and you receive a final contingent coupon payment:

	S&P 500® Index	Russell 2000® Index	Dow Jones Industrial Average®
Hypothetical initial underlier level:	100.00	100.00	100.00
Hypothetical final underlier level:	145.00	135.00	125.00
Hypothetical coupon threshold level:	75.00	75.00	75.00
Hypothetical downside threshold level:	75.00	75.00	75.00

Since the hypothetical final underlier level of each underlier on the determination date is greater than its hypothetical downside threshold level, the cash settlement amount would equal the face amount.  Although the hypothetical final underlier level of each underlier on the determination date is significantly greater than its hypothetical initial underlier level in this scenario, the cash settlement amount will not exceed the face amount.

In addition to any contingent coupon payments received during the term of the securities, on the stated maturity date you would receive $1,000 per security as well as a final contingent coupon payment.

Example 2. The final underlier level of at least one underlier is less than its initial underlier level but the final underlier level of each underlier is greater than its downside threshold level, the cash settlement amount is equal to the face amount of your securities at maturity and you receive a final contingent coupon payment:

	S&P 500® Index	Russell 2000® Index	Dow Jones Industrial Average®
Hypothetical initial underlier level:	100.00	100.00	100.00
Hypothetical final underlier level:	80.00	115.00	110.00
Hypothetical coupon threshold level:	75.00	75.00	75.00
Hypothetical downside threshold level:	75.00	75.00	75.00

Even though the hypothetical final underlier level of at least one underlier is less than its initial underlier level, since the hypothetical final underlier level of each underlier is greater than its downside threshold level, you would receive the face amount of your securities at maturity.

In addition to any contingent coupon payments received during the term of the securities, on the stated maturity date you would receive $1,000 per security as well as a final contingent coupon payment.

Example 3. The final underlier level of at least one underlier is less than its downside threshold level, the cash settlement amount is less than the face amount of your securities at maturity and you do not receive a final contingent coupon payment:

	S&P 500® Index	Russell 2000® Index	Dow Jones Industrial Average®
Hypothetical initial underlier level:	100.00	100.00	100.00
Hypothetical final underlier level:	120.00	45.00	90.00
Hypothetical coupon threshold level:	75.00	75.00	75.00
Hypothetical downside threshold level:	75.00	75.00	75.00
Hypothetical underlier return (final underlier level – initial underlier level) / initial underlier level:	20.00%	-55.00%	-10.00%

Step 1: Determine which underlier is the lowest performing underlier.

In this example, the Russell 2000® Index has the lowest underlier return and is, therefore, the lowest performing underlier.

Step 2: Determine the cash settlement amount based on the lowest performing underlier return.

You would lose a portion of the face amount of your securities and receive a cash settlement amount per security, calculated as follows:

= $1,000 + ($1,000 × -55.00%)

= $450.00

In addition to any contingent coupon payments received during the term of the securities, on the stated maturity date you would receive $450.00 per security, but no final contingent coupon payment.

These examples illustrate that you will not participate in any appreciation of any underlier, but will be fully exposed to a decrease in the lowest performing underlier if the final underlier level of any underlier is less than its downside threshold level, even if the final underlier levels of the other underliers have appreciated or have not declined below their respective downside threshold level.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlier stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your securities on the stated maturity date or at any other time, including any time you may wish to sell your securities, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered securities. Please read “Additional Risk Factors Specific to Your Securities — The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” on page S-22.

Payments on the securities are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the securities are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the securities or the U.S. federal income tax treatment of the securities, as described elsewhere in this prospectus supplement.

We cannot predict the actual closing levels of the underliers on any day, the final underlier levels of the underliers or what the market value of your securities will be on any particular trading day, nor can we predict the relationship between the closing levels of the underliers and the market value of your securities at any time prior to the stated maturity date. The actual contingent coupon, if any, that a holder of the securities will receive on each coupon payment date, the actual amount that you will receive at maturity, if any, and the rate of return on the offered securities will depend on whether or not the securities are automatically called and the actual initial underlier levels and contingent coupon, which we will set on the pricing date, and on the actual closing levels of the underliers on the coupon observation dates and the actual final underlier levels determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the contingent coupon to be paid in respect of your securities, if any, and the cash amount to be paid in respect of your securities on the stated maturity date, if any, may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR SECURITIES

An investment in your securities is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 27. You should carefully review these risks and considerations as well as the terms of the securities described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying underlier supplement no. 27. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlier stocks, i.e., with respect to an underlier to which your securities are linked, the stocks comprising such underlier. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

The original issue price for your securities exceeds the estimated value of your securities as of the time the terms of your securities are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the pricing date is set forth above under “Estimated Value of Your Securities”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your securities (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your securities as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Securities”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Securities”. Thereafter, if GS&Co. buys or sells your securities it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your securities at any time also will reflect its then current bid and ask spread for similar sized trades of structured securities.

In estimating the value of your securities as of the time the terms of your securities are set on the pricing date, as disclosed above under “Estimated Value of Your Securities”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the securities. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your securities in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your securities determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your securities as of the time the terms of your securities are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the securities, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your securities. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured security with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your securities.

In addition to the factors discussed above, the value and quoted price of your securities at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the securities, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your securities, including the price you may receive for your securities in any market making transaction. To the extent that GS&Co. makes a market in the securities, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured securities (and subject to the declining excess amount described above).

Furthermore, if you sell your securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your securities in a secondary market sale.

There is no assurance that GS&Co., WFS or any other party will be willing to purchase your securities at any price and, in this regard, GS&Co. and WFS are not obligated to make a market in the securities. See “— Your Securities May Not Have an Active Trading Market” below.

The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the contingent coupons (if any) and return on the securities will be based on the performance of each underlier, the payment of any amount due on the securities is subject to the credit risk of GS Finance Corp., as issuer of the securities, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the securities. The securities are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the securities, to pay all amounts due on the securities, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 67 of the accompanying prospectus.

You May Lose Your Entire Investment in the Securities

You can lose your entire investment in the securities. Assuming your securities are not automatically called, the cash settlement amount on your securities, if any, on the stated maturity date will be based on the performance of the lowest performing of the underliers as measured from their initial underlier levels set on the pricing date to their closing levels on the determination date. If the final underlier level of any underlier is less than its downside threshold level, you will have full downside exposure to the decrease in the level of the lowest performing underlier from its initial underlier level, and you will have a loss for each $1,000 of the face amount of your securities equal to the product of the lowest performing underlier return times $1,000. If the final underlier level of any underlier is less than its downside threshold level, you will lose more than 25%, and possibly all, of the face amount of the securities.

Also, the market price of your securities prior to a call payment date or the stated maturity date, as the case may be, may be significantly lower than the purchase price you pay for your securities. Consequently, if you sell your securities before the stated maturity date, you may receive far less than the amount of your investment in the securities.

You May Not Receive a Contingent Coupon on Any Coupon Payment Date

If the closing level of any underlier on the related coupon observation date is less than its coupon threshold level, you will not receive a coupon payment on the applicable coupon payment date. If this occurs on every coupon observation date, the overall return you earn on your securities will be less than zero and such return will be less than you would have earned by investing in a security that bears interest at the prevailing market rate.

You will only receive a contingent coupon on a coupon payment date if the closing level of each underlier on the related coupon observation date is greater than or equal to its coupon threshold level. You should be aware that, with respect to any prior coupon observation dates that did not result in the payment of a contingent coupon, you will not be compensated for any opportunity cost implied by inflation and other factors relating to the time value of money. Further, there is no guarantee that you will receive any contingent coupon payment with respect to the securities at any time and you may lose your entire investment in the securities.

Because the Securities Are Linked to the Performance of the Lowest Performing Underlier, You Have a Greater Risk of Receiving No Quarterly Contingent Coupons and Sustaining a Significant Loss on Your Investment Than If the Securities Were Linked to Just One Underlier

The risk that you will not receive any quarterly contingent coupons, or that you will suffer a significant loss on your investment, is greater if you invest in the securities as opposed to substantially similar securities that are linked to the performance of just one underlier. With multiple underliers, it is more likely that at least one underlier will close below its coupon threshold level on any coupon observation date, or below its downside threshold level on the determination date, than if the securities were linked to only one underlier. Therefore, it is more likely that you will not receive any quarterly contingent coupons and that you will suffer a significant loss on your investment.

Movements in the values of the underliers may be correlated or uncorrelated at different times during the term of the securities and, if there is correlation, such correlation may be positive (the underliers move in the same direction) or negative (the underliers move in reverse directions). You should not take the historical correlation (or lack thereof) of the underliers as an indication of the future correlation, if any, of the underliers. Such correlation could have an adverse effect on your return on the securities. For example, if the underliers are negatively correlated on a coupon observation date or the determination date, as applicable, and the level of one underlier increases, it is likely that the other underlier will decrease and such decrease could cause one or both of the underliers to close below its coupon threshold on a coupon observation date or below its downside threshold level on the determination date. In addition, although the correlation of the underliers’ performance may change over the term of the securities, the contingent coupon is determined, in part, based on the correlation of the underliers' performance at the time when the terms of the securities are finalized. As discussed below in “A Higher Contingent Coupon, a Lower Coupon Threshold Level and/or a Lower Downside Threshold Level May Reflect Greater Expected Volatility of the Underliers, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Levels of the Underliers and, Potentially, a Significant Loss at Maturity”, higher contingent coupons indicate a greater potential for missed contingent coupons and for a loss on your investment at maturity, which are risks generally associated with underliers that have lower correlation. In addition, other factors and inputs other than correlation may impact how the terms of the securities are set and the performance of the securities.

A Higher Contingent Coupon, a Lower Coupon Threshold Level and/or a Lower Downside Threshold Level May Reflect Greater Expected Volatility of the Underliers, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Levels of the Underliers and, Potentially, a Significant Loss at Maturity

The economic terms for the securities, including the contingent coupon, the coupon threshold level and the downside threshold level, are based, in part, on the expected volatility of each underlier at the time the terms of the securities are set. “Volatility” refers to the frequency and magnitude of changes in the levels of the underliers.

Higher expected volatility with respect to each underlier as of the pricing date generally indicates a greater expectation as of that date that (i) the final underlier level of the lowest performing underlier could ultimately be less than its downside threshold level on the determination date, which would result in a loss of a significant portion or all of your investment in the securities, or (ii) the closing level of the underlier on any coupon observation date will be less than its coupon threshold level, which would result in the nonpayment of the contingent coupon. At the time the terms of the securities are set, higher expected volatility will generally be reflected in a higher contingent coupon, a lower coupon threshold level and/or a lower downside threshold level, as compared to otherwise comparable securities issued by the same issuer with the same maturity (taking into account any ability of the issuer to redeem the securities prior to maturity) but with one or more different underliers. However, there is no guarantee that the higher contingent coupon, lower coupon threshold level or lower downside threshold level set for your securities on the pricing date will adequately compensate you, from a risk-potential reward perspective, for the greater risk of receiving no contingent coupon on any coupon payment date or of losing some or all of your investment in the securities.

A relatively higher contingent coupon (as compared to otherwise comparable securities), which would increase the positive return if the closing level of each underlier is greater than or equal to its coupon threshold level on a coupon observation date, or a relatively lower coupon threshold level, which would increase the amount that an underlier could decrease on a coupon observation date before the securities become ineligible for a particular coupon payment, may generally indicate an increased risk that the level of each underlier will decrease substantially, which would result in the nonpayment of the contingent coupon on some or all of the coupon payment dates.

Similarly, a relatively lower downside threshold level (as compared to otherwise comparable securities), which would increase the buffer against the loss of principal, may generally indicate an increased risk that the level of each underlier will decrease substantially.  This would result in a significant loss at maturity if the final underlier level of at least one underlier is less than its downside threshold level.  Further, a relatively lower downside threshold level may not indicate that the securities have a greater likelihood of a return of principal at maturity based on the performance of each underlier.

You should not take the historical volatility of any underlier as an indication of its future volatility. You should be willing to accept the downside market risk of each underlier and the potential to not receive some contingent coupons and to lose a significant portion or all of your investment in the securities.

The Cash Settlement Amount Will Be Based Solely on the Lowest Performing Underlier

If the securities are not automatically called, the cash settlement amount will be based on the lowest performing underlier without regard to the performances of the other underliers. As a result, you could lose all or some of your initial investment if the lowest performing underlier return is negative, even if there is an increase in the levels of the other underliers. This could be the case even if the other underliers increased by an amount greater than the decrease in the lowest performing underlier.

Your Securities Are Subject to Automatic Redemption

We will automatically call and redeem all, but not part, of your securities on a call payment date if, as measured on any coupon observation date, the closing level of each underlier is greater than or equal to its initial underlier level. Therefore, the term for your securities may be reduced. You will not receive any additional contingent coupon payments after the securities are automatically called and you may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to maturity. For the avoidance of doubt, if your securities are automatically called, no discounts, commissions or fees described herein will be rebated or reduced.

The Return on Your Securities May Change Significantly Despite Only a Small Change in the Level of the Lowest Performing Underlier

If your securities are not automatically called and the final underlier level of the lowest performing underlier is less than its downside threshold level, you will receive less than the face amount of your securities and you could lose all or a substantial portion of your investment in the securities. This means that while a decrease in the final underlier level of the lowest performing underlier to its downside threshold level will not result in a loss of principal on the securities, a decrease in the final underlier level of the lowest performing underlier to less than its downside threshold level will result in a loss of a significant portion of the face amount of the securities despite only a small change in the level of the lowest performing underlier.

The Contingent Coupon Does Not Reflect the Actual Performance of the Underliers from the Pricing Date to Any Coupon Observation Date or from Coupon Observation Date to Coupon Observation Date

The contingent coupon for each quarterly coupon payment date is different from, and may be less than, a coupon determined based on the percentage difference of the closing levels of the underliers between the pricing date and any coupon observation date or between two coupon observation dates. Accordingly, the contingent coupons, if any, on the securities may be less than the return you could earn on another instrument linked to the underliers that pays coupons based on the performance of the underliers from the pricing date to any coupon observation date or from coupon observation date to coupon observation date.

The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your securities, we mean the value that you could receive for your securities if you chose and were able to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control and impact the value of bonds and options generally, will influence the market value of your securities, including:

●	the levels of the underliers;
●	the volatility — i.e., the frequency and magnitude of changes — in the levels of the underliers;
●	the correlation among the underliers — i.e., the extent to which the levels of the underliers tend to fluctuate at the same time, in the same direction and in similar magnitudes;
●	the dividend rates of the underlier stocks;
●	economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlier stocks, and which may affect the levels of the underliers;
●	interest rates and yield rates in the market;
●	the time remaining until your securities mature; and
●

our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your securities may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in securities with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors will influence the price you will receive if you sell your securities before maturity, including the price you may receive for your securities in any market-making transaction. If you sell your securities before maturity, you may receive less than the face amount of your securities or less than you would have received had you held your securities to maturity.

You cannot predict the future levels of the underliers based on their historical fluctuations. The actual levels of the underliers over the life of the securities may bear little or no relation to the historical closing levels of the underliers or to the hypothetical examples shown elsewhere in this prospectus supplement.

Past Underlier Performance is No Guide to Future Performance

The actual performance of the underliers over the life of the securities, as well as the amount payable at maturity or on any coupon payment date, as the case may be, may bear little relation to the historical closing levels of the underliers or to the hypothetical return examples set forth elsewhere in this prospectus supplement.  We cannot predict the future performance of the underliers.

If the Levels of the Underliers Change, the Market Value of Your Securities May Not Change in the Same Manner

Your securities may trade quite differently from the performance of the underliers. Changes in the levels of the underliers may not result in a comparable change in the market value of your securities. Even if the level of each underlier increases above its downside threshold level during the life of the securities, the market value of your securities may not increase by the same amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” above.

The Return on Your Securities Will Not Reflect Any Dividends Paid on the Underlier Stocks

The applicable underlier sponsor calculates the level of an underlier by reference to the prices of the underlier stocks, without taking account of the value of dividends paid on those underlier stocks. Therefore, the return on your securities will not reflect the return you would realize if you actually owned the underlier stocks included in each underlier and received the dividends paid on those underlier stocks. You will not receive any dividends that may be paid on any of the underlier stocks by the underlier stock issuers. See “— You Have No Shareholder Rights or Rights to Receive Any Underlier Stock” below for additional information.

You Have No Shareholder Rights or Rights to Receive Any Underlier Stock

Investing in your securities will not make you a holder of any of the underlier stocks. Neither you nor any other holder or owner of your securities will have any rights with respect to the underlier stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlier stocks or any other rights of a holder of the underlier stocks. Your securities will be paid in cash, as will any coupon payments, and you will have no right to receive delivery of any underlier stocks.

As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Securities, When Your Securities Mature and the Amount You Receive at Maturity

As calculation agent for your securities, GS&Co. will have discretion in making various determinations that affect your securities, including determining the closing level of the underliers on each coupon observation date, which we will use to determine the contingent coupon, if any we will pay on the applicable coupon payment date; whether your securities are automatically called; the final underlier level of each underlier on the determination date, which we will use to determine the amount we must pay on the stated maturity date; determining whether to postpone the a coupon observation date or the determination date because of a market disruption event or a non-trading day; the stated maturity date; the default amount and any amount payable on your securities. The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of the underlier. See “Terms and Conditions — Discontinuance or modification of the underlier” below. The exercise of this discretion by GS&Co.  could adversely affect the value of your securities and may present GS&Co. with a conflict of interest.  We may change the calculation agent at any time without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to us.

Your Securities May Not Have an Active Trading Market

Your securities will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your securities. Even if a secondary market for your securities develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your securities in any secondary market could be substantial.

The Calculation Agent Can Postpone a Coupon Observation Date or the Determination Date, as the Case May Be, If a Market Disruption Event or a Non-Trading Day Occurs or is Continuing

If the calculation agent determines that, on a date that would otherwise be a coupon observation date or the determination date, a market disruption event has occurred or is continuing with respect to any underlier or that day is not a trading day with respect to any underlier, such coupon observation date or the determination date will be postponed as provided under “Terms and Conditions — Coupon observation dates” and “Terms and Conditions — Determination Date”, as applicable. In no case, however, will the coupon observation date or the determination date be postponed by more than eight trading days for all underliers (based on the originally scheduled coupon observation date).  Moreover, if a coupon observation date or the determination date, as applicable, is postponed to the last possible day, but the market disruption event has not ceased by that day or that day is not a trading day, that day will nevertheless be the coupon observation date or the determination date, as applicable, for the corresponding coupon payment date or the stated maturity date.

If a coupon determination date or the determination date is postponed as a result of any of the foregoing, the corresponding coupon payment date or the stated maturity date, as applicable, for your securities will also be postponed, as described under “Terms and Conditions — Coupon payment dates” and “Terms and Conditions — Stated maturity date” on page S-3. In such a case, you may not receive the cash payment that we are obligated to deliver on a coupon payment date or the stated maturity date until several days after the originally scheduled coupon payment date or the originally scheduled stated maturity date.

Risks Related to Conflicts of Interest

Hedging Activities by Goldman Sachs or Our Distributors (including WFS) May Negatively Impact Investors in the Securities and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Securities

Goldman Sachs has hedged or expects to hedge our obligations under the securities by purchasing listed or over-the-counter options, futures and/or other instruments linked to the underliers or the underlier stocks. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underliers or the underlier stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your securities. Alternatively, Goldman Sachs may hedge all or part of our obligations under the securities with unaffiliated distributors of the securities which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other index-linked securities whose returns are linked to changes in the levels of the underliers or the underlier stocks, as applicable.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the securities or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the securities; hedging the exposure of Goldman Sachs to the securities including any interest in the securities that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the securities.

Any of these hedging or other activities may adversely affect the level of the underliers — directly or indirectly by affecting the price of the underlier stocks — and therefore the market value of your securities and the amount we will pay on your securities, if any. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the securities. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the securities, and may receive substantial returns on hedging or other activities while the value of your securities declines. In addition, if the distributor from which you purchase securities is to conduct hedging activities in connection with the securities, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the securities to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the securities to you in addition to the compensation they would receive for the sale of the securities.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Securities

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your securities, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the securities.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your securities, or similar or linked to the underliers or underlier stocks.  Investors in the securities should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the securities for liquidity, research coverage or otherwise.

Goldman Sachs’ or Our Distributors’ Market-Making Activities Could Negatively Impact Investors in the Securities

Goldman Sachs and our distributors actively make markets in, and trade financial instruments for, their own account and for the accounts of their customers. These financial instruments may include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. Goldman Sachs’ and our distributors’ activities may include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which Goldman Sachs or our distributors take positions, or expect to take positions, may include securities and instruments of the underliers or underlier stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated. Market making is an activity where Goldman Sachs or a distributor buys and sells on behalf of their customers, or for their own account, to satisfy the expected demand of their customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. As a result, you should expect that Goldman Sachs or our distributors will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the securities.

If Goldman Sachs or our distributors become a holder of any securities of the underliers or underlier stocks in their capacity as a market-maker or otherwise, any actions that they take in their capacity as securityholder, including voting or provision of consents, will not necessarily be aligned with, and may be inconsistent with, the interests of investors in the securities.

You Should Expect That Goldman Sachs’ or Our Distributors’ Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Securities

Goldman Sachs, our distributors and their respective personnel, including their sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments. They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments. These strategies may include, for example, buying or selling credit protection against a default or other event involving an issuer or financial instrument. Any of these recommendations and views may be negative with respect to the underliers or underlier stocks, or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets. In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs or our distributors will have or develop independent views of the underlier or underlier stocks, as applicable, or to the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the securities.

Goldman Sachs and Our Distributors Regularly Provide Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Underlier Sponsors or the Issuers of the Underlier Stocks or Other Entities That Are Involved in the Transaction

Goldman Sachs and our distributors regularly provide financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that Goldman Sachs or our distributors will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the underlier sponsors or the issuers of the underlier stocks, or transact in securities or instruments or with parties that are, directly or indirectly, related to the foregoing. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. You should expect that Goldman Sachs and our distributors, in providing such services, engaging in such transactions, or acting for their own account, may take actions that have direct or indirect effects on the underliers or underlier stocks, as applicable, and that such actions could be adverse to the interests of investors in the securities. In addition, in connection with these activities, certain personnel of Goldman Sachs or our distributors may have access to confidential material non-public information about these parties that would not be disclosed to Goldman Sachs or our distributors’ employees that were not working on such transactions as Goldman Sachs and our distributors have established internal information barriers that are designed to preserve the confidentiality of non-public information. Therefore, any such confidential material non-public information would not be shared with Goldman Sachs or our distributors’ employees involved in structuring, selling or making markets in the securities or with investors in the securities.

In any offering of securities, as well as in all other circumstances in which Goldman Sachs or our distributors receive any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the securities will be required or made; Goldman Sachs and our distributors will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the securities will be reduced by reason of receipt by Goldman Sachs or our distributors of any such other fees or other amounts.

The Offering of the Securities May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

A completed offering may reduce Goldman Sachs’ existing exposure to the underliers or underlier stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated, including exposure gained through hedging transactions in anticipation of this offering. An offering of securities will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of Goldman Sachs’ hedging or other counterparties) to investors in the securities.

The terms of the offering (including the selection of the underliers or underlier stocks, and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another client or counterparty of Goldman Sachs. In such a case, Goldman Sachs would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions.  The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the securities.

Other Investors in the Securities May Not Have the Same Interests as You

Other investors in the securities are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders or in making requests or recommendations to Goldman Sachs as to the establishment of other transaction terms. The interests of other investors may, in some circumstances, be adverse to your interests. For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your securities, underliers, underlier stocks or other similar securities, which may adversely impact the market for or value of your securities.

Additional Risks Related to the Underliers

Except to the Extent The Goldman Sachs Group, Inc. and Wells Fargo & Company (the Parent Company of WFS) Are Companies Whose Common Stock Comprises the S&P 500® Index, There Is No Affiliation Between the Underlier Stock Issuers or the Underlier Sponsors and Us or WFS

The common stock of The Goldman Sachs Group, Inc. and the common stock of Wells Fargo & Company (the parent company of WFS) are each one of the underlier stocks comprising the S&P 500® Index. Neither we nor WFS are otherwise affiliated with the issuers of the underlier stocks or the underlier sponsors. As we have told you above, however, we or our affiliates may currently or from time to time in the future own securities of, or engage in business with the underlier sponsors or the underlier stock issuers. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the underliers or any of the other underlier stock issuers. You, as an investor in your securities, should make your own investigation into the underliers and the underlier stock issuers.

See “The Underliers” below for additional information about the underliers. None of the underlier sponsors or any of the other underlier stock issuers are involved in the offering of your securities in any way and none of them have any obligation of any sort with respect to your securities. Thus, none of the underlier sponsors or any of the other underlier stock issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the market value of your securities.

Additional Risks Related to the Russell 2000® Index

There are Small-Capitalization Stock Risks Associated with the Russell 2000® Index

The Russell 2000® Index is comprised of stocks of companies that may be considered small capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large capitalization companies and therefore the underlier may be more volatile than an index in which a greater percentage of the constituent stocks are issued by large-capitalization companies.

Risks Related to Tax

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered securities with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered securities could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered securities. This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Tax Consequences of an Investment in Your Securities Are Uncertain

The tax consequences of an investment in your securities are uncertain, both as to the timing and character of any inclusion in income in respect of your securities.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your securities, and any such guidance could adversely affect the value and the tax treatment of your securities. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences — United States Holders — Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, we intend to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determines that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your securities in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your securities.

THE UNDERLIERS

S&P 500® Index

The S&P 500® Index includes a representative sample of 500 companies in leading industries of the U.S. economy and is intended to provide a performance benchmark for the large-cap U.S. equity markets. For more details about the S&P 500® Index, the underlier sponsor and license agreement between the underlier sponsor and the issuer, see “The Underliers — S&P 500® Index” on page S-106 of the accompanying underlier supplement no. 27.

The S&P 500® Index is a product of S&P Dow Jones Indices LLC, and has been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates and neither S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates make any representation regarding the advisability of investing in such securities.

Russell 2000® Index

The Russell 2000® Index measures the composite price performance of stocks of 2,000 companies incorporated in the U.S., its territories and certain “benefit-driven incorporation countries.” The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For more details about the Russell 2000® Index, the underlier sponsor and license agreement between the underlier sponsor and the issuer, see “The Underliers - Russell 2000® Index” on page S-78 of the accompanying underlier supplement no. 27.

The Russell 2000® Index is a trademark of FTSE Russell (“Russell”) and has been licensed for use by GS Finance Corp. The securities are not sponsored, endorsed, sold or promoted by Russell, and Russell makes no representation regarding the advisability of investing in the securities.

Dow Jones Industrial Average®

The Dow Jones Industrial Average® is a price-weighted index composed of 30 stocks that measures the performance of some of the largest U.S. companies selected at the discretion of an Averages Committee that selects the underlier components as the largest and leading stocks of the sectors that are representative of the U.S. equity market, excluding the transportation and utilities industries.

For more details about the Dow Jones Industrial Average®, the underlier sponsor and license agreement between the underlier sponsor and the issuer, see “The Underliers — Dow Jones Industrial Average®” on page S-20 of the accompanying underlier supplement no. 27.

S&P is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones®, DJIA®, The Dow® and Dow Jones Industrial Average® are trademarks of Dow Jones Trademark Holdings LLC (“Dow Jones”). The trademarks have been licensed to S&P Dow Jones Indices LLC and its affiliates and have been sublicensed for certain purposes by GS Finance Corp. The “Dow Jones Industrial Average®” is a product of S&P Dow Jones Indices LLC and/or its affiliates, and has been licensed for use by GS Finance Corp. The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones®, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the owners of the notes or any members of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Dow Jones Industrial Average® to track general market performance.

Historical Closing Levels of the Underliers

The closing levels of the underliers have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underliers have recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing level of any underlier during the period shown below is not an indication that such underlier is more or less likely to increase or decrease at any time during the life of your securities.

You should not take the historical closing levels of an underlier as an indication of the future performance of an underlier, including because of the recent volatility described above. We cannot give you any assurance that the future performance of any underlier or the underlier stocks will result in you receiving any contingent coupon payments or receiving the outstanding face amount of your securities on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underliers. Before investing in the offered securities, you should consult publicly available information to determine the relevant underlier levels between the date of this prospectus supplement and the date of your purchase of the offered securities and, given the recent volatility described above, you should pay particular attention to recent levels of the underliers. The actual performance of an underlier over the life of the offered securities, as well as the cash settlement amount at maturity may bear little relation to the historical levels shown below.

The graphs below show the daily historical closing levels of each underlier from January 1, 2017 through June 28, 2022. As a result, the following graphs do not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the levels in the graphs below from Bloomberg Financial Services, without independent verification. Although the official closing levels of the Russell 2000® Index are published to six decimal places by the underlier sponsor, Bloomberg Financial Services reports the levels of the Russell 2000® Index to fewer decimal places.

Historical Performance of the S&P 500® Index

Closing Level
5000
4000
3000
2000
1000
0
Jan-2017
Jan-2018
Jan-2019
Jan-2020
Jan-2021
Jan-2022

Historical Performance of the Russell 2000® Index

2500
2000
1500
1000
500
0
Closing Level
Jan-2017
Jan-2018
Jan-2019
Jan-2020
Jan-2021
Jan-2022

Historical Performance of the Dow Jones Industrial Average®

40000
35000
30000
25000
20000
15000
10000
5000
0
Closing Level
Jan-2017
Jan-2018
Jan-2019
Jan-2020
Jan-2021
Jan-2022

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following section supplements, and to the extent inconsistent therewith supersedes, the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin llp that the characterization of the securities for U.S. federal income tax purposes that will be required under the terms of the securities, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

●	a dealer in securities or currencies;
●	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
●	a bank;
●	a life insurance company;
●	a tax exempt organization;
●	a partnership;
●	a regulated investment company;
●	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
●	a person that owns a security as a hedge or that is hedged against interest rate risks;
●	a person that owns a security as part of a straddle or conversion transaction for tax purposes; or
●	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your securities should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your securities are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of your investments in the securities, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your securities as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of each of your securities and you are:

●	a citizen or resident of the United States;
●	a domestic corporation;
●	an estate whose income is subject to U.S. federal income tax regardless of its source; or
●

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. By purchasing the securities you agree— in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your securities for all tax purposes as income-bearing pre-paid derivative contracts in respect of the underliers. Except as otherwise stated below, the discussion herein assumes that the securities will be so treated.

Coupon payments that you receive should be included in ordinary income at the time you receive the payment or when the payment accrues, in accordance with your regular method of accounting for U.S. federal income tax purposes.

Upon the sale, exchange, redemption or maturity of your securities, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time (excluding any amounts attributable to accrued and unpaid coupon payments, which will be taxable as described above) and your tax basis in your securities. Your tax basis in the securities will generally be equal to the amount that you paid for the securities. If you hold your securities for more than one year, the gain or loss generally will be long-term capital gain or loss. If you hold your securities for one year or less, the gain or loss generally will be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

No statutory, judicial or administrative authority directly discusses how your securities should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the securities are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your securities should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your securities as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the securities and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your securities – and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your securities prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange, redemption or maturity of your securities would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your securities, and, thereafter, as capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases securities at a price other than the adjusted issue price as determined for tax purposes.

It is possible that the Internal Revenue Service could assert that your securities should generally be characterized as described above, except that (1) the gain you recognize upon the sale, exchange, redemption or maturity of your securities should be treated as ordinary income or (2) you should not include the coupon payments in income as you receive them but instead you should reduce your basis in your securities by the amount of coupon payments that you receive. It is also possible that the Internal Revenue Service could seek to characterize your securities in a manner that results in tax consequences to you different from those described above.

It is also possible that the Internal Revenue Service could seek to characterize your securities as notional principal contracts.  It is also possible that the coupon payments would not be treated as either ordinary income or interest for U.S. federal income tax purposes, but instead would be treated in some other manner.

You should consult your tax advisor as to possible alternative characterizations of your securities  for U.S. federal income tax purposes.

Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of instruments such as the offered securities, including whether holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, we intend to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determines that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect securities that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your securities.

Backup Withholding and Information Reporting

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” with respect to payments on your securities and, notwithstanding that we do not intend to treat the securities as debt for tax purposes, we intend to backup withhold on such payments with respect to your securities unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Holders” in the accompanying prospectus. Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting—United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your securities.

Non-United States Holders

This section applies to you only if you are a non-United States holder. You are a non-United States holder if you are the beneficial owner of securities and are, for U.S. federal income tax purposes:

●	a nonresident alien individual;
●	a foreign corporation; or
●	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the securities.

Because the U.S. federal income tax treatment (including the applicability of withholding) of the coupon payments on the securities is uncertain, in the absence of further guidance, we intend to withhold on the coupon payments made to you at a 30% rate or at a lower rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not make payments of any additional amounts. To claim a reduced treaty rate for withholding, you generally must provide a valid Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W-8BEN-E, or an acceptable substitute form upon which you certify, under penalty of perjury, your status as a non-United States holder and your entitlement to the lower treaty rate. Payments will be made to you at a reduced treaty rate of withholding only if such reduced treaty rate would apply to any possible characterization of the payments (including, for example, if the coupon payments were characterized as contract fees). Withholding also may not apply to coupon payments made to you if: (i) the coupon payments are “effectively connected” with your conduct of a trade or business in the United States and are includable in your gross income for U.S. federal income tax purposes, (ii) the coupon payments are attributable to a permanent establishment that you maintain in the United States, if required by an applicable tax treaty, and (iii) you comply with the requisite certification requirements (generally, by providing an Internal Revenue Service Form W-8ECI). If you are eligible for a reduced rate of United States withholding tax, you may obtain a refund of any amounts withheld in excess of that rate by timely filing a refund claim with the Internal Revenue Service.

“Effectively connected” payments includable in your United States gross income are generally taxed at rates applicable to United States citizens, resident aliens, and domestic corporations; if you are a corporate non-United States holder, “effectively connected” payments may be subject to an additional “branch profits tax” under certain circumstances.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — Non-United States Holders” with respect to payments on your securities and, notwithstanding that we do not intend to treat the securities as debt for tax purposes, we intend to backup withhold on such payments with respect to your securities unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — Non-United States Holders” in the accompanying prospectus.

As discussed above, alternative characterizations of the securities for U.S. federal income tax purposes are possible. Should an alternative characterization of the securities, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the securities to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective non-United States holders of the securities should consult their tax advisor in this regard.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your securities should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your securities to be subject to withholding, even if you comply with certification requirements as to your foreign status.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any coupon payments and any amounts you receive upon the sale, exchange, redemption or maturity of your securities, could be collected via withholding. If these regulations were to apply to the securities, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the underliers during the term of the securities. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to any coupon payment or the maturity of the securities in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2023, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your securities, your securities will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your securities for U.S. federal income tax purposes.

Under current law, while the matter is not entirely clear, individual non-United States holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a security is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a security.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the securities will generally be subject to the FATCA withholding rules.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the securities.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the securities are acquired by or on behalf of a Plan unless those securities are acquired and held pursuant to an available exemption. In general, available exemptions include: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90‑1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the securities, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the securities, (b) none of the purchase, holding or disposition of the securities or the exercise of any rights related to the securities will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person's acquisition, disposition or holding of the securities, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the securities, and neither The Goldman Sachs Group, Inc. nor any of its affiliates has provided investment advice in connection with such person’s acquisition, disposition or holding of the securities.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a government plan, an IRA or a Keogh plan) and propose to invest in the securities, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered securities specified on the front cover of this prospectus supplement. GS&Co. proposes initially to offer the securities to the public at the original issue price set forth on the cover page of this prospectus supplement. Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive a portion of the underwriting discount of up to 2.50% of the aggregate face amount of the securities sold (up to $25.00 per $1,000 face amount of securities). The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original issue price of the securities less a concession of 1.50% of the aggregate face amount of the securities ($15.00 per $1,000 face amount of securities). In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells ($0.75 per $1,000 face amount of securities). In addition, in respect of certain securities sold in this offering, GS&Co. may pay a fee of up to 0.10% of the aggregate face amount of the securities sold (up to $1.00 per $1,000 face amount of securities) to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.  Please note that the information about the issue date and issue price set forth on the cover of this prospectus supplement relate only to the initial distribution.

For information related to hedging activities, see “Additional Risk Factors Specific To Your Securities — Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Securities and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Securities.”

In the future, GS&Co. or other affiliates of GS Finance Corp. may repurchase and resell the offered securities in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $           . For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We expect to deliver the securities against payment therefor in New York, New York on August 3, 2022. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. and WFS that they intend to make a market in the securities. However, none of GS&Co., WFS nor any of their respective affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the securities.

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. For the purposes of this provision:

(a)the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or
(ii)	a customer within the meaning of Directive (EU) 2016/97 where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or
(iii)	not a qualified investor as defined in Regulation (EU) 2017/1129; and
(b)

the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities.

The securities may not be offered, sold or otherwise made available to any retail investor in the United Kingdom. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the "UK PRIIPs Regulation") for offering or selling the securities or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:
(i)	a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or
(ii)

a customer within the meaning of the provisions of the Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA;

(iii)	or not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA; and
(b)

the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the securities may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to GS Finance Corp. or The Goldman Sachs Group, Inc.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the securities in, from or otherwise involving the United Kingdom.

The securities will not be listed on any securities exchange or interdealer quotation system.

Conflicts of Interest

GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of securities within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of securities will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying product summary supplement, the accompanying underlier supplement no. 27, the accompanying prospectus supplement and the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying product summary supplement, the accompanying underlier supplement no. 27, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the securities offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying product summary supplement, the accompanying underlier supplement no. 27, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

TABLE OF CONTENTS
Prospectus Supplement

Page
Terms and Conditions	S-3
Default Amount on Acceleration	S-9
Hypothetical Examples	S-12
Additional Risk Factors Specific to Your Securities	S-19
The Underliers	S-28
Supplemental Discussion of U.S. Federal Income Tax Consequences	S-31
Employee Retirement Income Security Act	S-35
Supplemental Plan of Distribution	S-36
Conflicts of Interest	S-37

Product Summary Supplement dated November 29, 2021
Market Linked Securities – Auto-Callable with Contingent Coupon and Contingent Downside Linked to the Lowest Performing Underlying	S-2
Which investments are right for you?	S-9
General risks and investment considerations	S-10

Underlier Supplement No. 27 dated April 26, 2022
Additional Risk Factors Specific to the Securities	S-2
The Underliers	S-17
Descriptions of the Indices
Dow Jones Industrial Average®	S-20
Dow Jones U.S. Select Dividend Index	S-24
EURO STOXX 50® Index	S-34
FTSE® 100 Index	S-41
MSCI Indices	S-48
MSCI USA Momentum Top 50 Select Index	S-56
Nasdaq-100 Index®	S-60
Nasdaq-100 Technology Sector Index	S-68
Nikkei 225	S-74
Russell 2000® Index	S-78
Russell 2000® Value Index	S-86
S&P/ASX 200 Index	S-95
S&P 500® Daily Risk Control 10% USD Excess Return Index	S-102
S&P 500® Index	S-106
S&P 500® Value Index	S-114
S&P MidCap 400® Index	S-117
Swiss Market Index	S-125
TOPIX	S-129
Descriptions of the Exchange-Traded Funds
Financial Select Sector SPDR® Fund	S-135
iShares® MSCI EAFE ETF	S-138
iShares® MSCI Emerging Markets ETF	S-140
iShares® Russell 1000 Value ETF	S-143
SPDR® S&P® Biotech ETF	S-153
SPDR® S&P® Oil & Gas Exploration & Production ETF	S-159
Prospectus Supplement dated March 22, 2021
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-11
United States Taxation	S-14
Employee Retirement Income Security Act	S-15
Supplemental Plan of Distribution	S-16
Validity of the Notes and Guarantees	S-18

Prospectus dated March 22, 2021
Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	8
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	70
Description of Units We May Offer	88
GS Finance Corp.	93
Legal Ownership and Book-Entry Issuance	95
Considerations Relating to Indexed Securities	104
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	105
United States Taxation	108
Plan of Distribution	126
Conflicts of Interest	129
Employee Retirement Income Security Act	130
Validity of the Securities and Guarantees	131
Independent Registered Public Accounting Firm	132
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	132

$

GS Finance Corp.

Market Linked Securities— Autocallable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones Industrial Average® due July 29, 2026

guaranteed by

The Goldman Sachs Group, Inc.

Goldman Sachs & Co. LLC

Wells Fargo Securities